UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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March 31, 2011

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 10, 2011 at 10:00 A.M. at our corporate offices in Taylor, Michigan. The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our Company’s operations and respond to your questions.

Please vote on the matters presented in the accompanying Notice and Proxy Statement. Your vote is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the enclosed Proxy Card. Please review the enclosed Proxy materials carefully and submit your vote today by mail, telephone or internet.

On behalf of our entire Board of Directors, I thank you for your continued support of Masco Corporation and look forward to seeing you on May 10.

Sincerely,

Richard A. Manoogian
Chairman of the Board

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 10, 2011
Time:	10:00 A.M.
Place:	Masco Corporation 21001 Van Born Road Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1. To elect three Class II Directors;

2. To consider and act upon a proposal to approve executive compensation;

3. To consider and act upon a proposal to select the frequency with which stockholders will vote upon executive compensation;

4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for Masco for 2011; and

5. To transact such other business as may properly come before the meeting.

The Company recommends that you vote “For” all of the Director nominees, “For” the approval of executive compensation, for “1 Year” as the frequency with which stockholders will vote upon executive compensation, and “For” the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Stockholders of record at the close of business on March 15, 2011 are entitled to vote at the meeting or any adjournment of the meeting. Whether or not you plan to attend the meeting, you can ensure that your shares are represented at the meeting by promptly voting by telephone or by internet, or by completing, signing, dating and returning your Proxy Card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the Proxy Card. You may withdraw your Proxy before it is exercised if you do so in the manner specified in the Proxy Statement. Alternatively, you may vote in person at the meeting. Directions to our offices where the meeting will be held are on the back cover of the Proxy Statement.

By Order of the Board of Directors

Gregory D. Wittrock
Secretary

March 31, 2011

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 10, 2011.

This Proxy Statement and the Masco Corporation 2010 Annual Report
to Stockholders are Available at:
http://www.ezodproxy.com/masco/2011

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
MASCO CORPORATION

May 10, 2011

GENERAL INFORMATION

The Board of Directors of Masco Corporation is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 10, 2011 at 10:00 A.M., and at any adjournment of the Annual Meeting. This Proxy Statement and the enclosed Proxy Card are being mailed or otherwise made available to stockholders on or about April 1, 2011.

We are paying the expenses of this solicitation. Our executive officers and other employees of Masco may solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of Proxies for a fee of $12,000, plus expenses. We will reimburse brokers and other persons holding Masco common stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxy materials to beneficial owners.

Stockholders of record at the close of business on March 15, 2011 are entitled to vote at the Annual Meeting. On that date, there were 358,700,743 shares of Masco common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Masco common stock entitles the holder to one vote. We will conduct the meeting if a majority of the outstanding shares is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. A broker “non-vote” occurs when the shares that a broker nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the broker nominee has not received specific instruction from the beneficial owner and the broker nominee does not have discretionary voting power to vote on the proposal.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the direction given. If no instructions are indicated on a Proxy, properly executed Proxies will be voted “For” all of the Director nominees, “For” the approval of executive compensation, for “1 Year” as the frequency with which stockholders will vote upon executive compensation, and “For” the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

You can ensure that your shares are voted at the meeting by submitting Proxy instructions by telephone, by internet, or by mail. To vote online or by telephone before the Annual Meeting, go to the www.proxyvote.com website or call 1-800-690-6903 (toll-free) and follow the instructions. If you choose not to vote by telephone or electronically, please complete, sign, date and return the enclosed Proxy Card in the envelope provided. Submitting your Proxy by any of these methods will not affect your right to attend the meeting and vote. The telephone and internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. Specific instructions for stockholders of record (that is, stockholders who hold their shares in their own name) who wish to use the telephone or internet voting procedures are on the enclosed Proxy Card. You may revoke your Proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy or by notifying us in writing of such revocation (Attention: Gregory D. Wittrock, Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

PROPOSAL 1:

ELECTION OF CLASS II DIRECTORS

Our Board of Directors is divided into three classes. The term of office of the Class II Directors, who are Verne G. Istock, J. Michael Losh and Timothy Wadhams, expires at this meeting. The Board proposes the re-election of Messrs. Istock, Losh and Wadhams.

David Johnston, who had been a Director since 2003, was appointed as Governor-General of Canada in 2010 and resigned from our Board of Directors effective September 30, 2010. We wish to express our sincere appreciation to Mr. Johnston for his dedication and diligent service as a Director. In October 2010, the Board of Directors reduced its size to nine members.

Upon election of the Class II Directors nominated at the Annual Meeting, the terms of office of Class I, Class II and Class III Directors will expire at the Annual Meeting of Stockholders in 2013, 2014 and 2012, respectively, or when their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies on the Proxy Card will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

Our Bylaws provide that Directors are elected by a majority of votes cast (except in the case of contested elections, in which case Directors are elected by a plurality). In a majority vote, if the votes cast for a nominee exceed the votes cast against that nominee, the nominee is elected. Abstentions and broker non-votes will not affect the election since they are not treated as votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has tendered an irrevocable resignation that becomes effective if the majority of the votes cast are against such nominee and if, within 90 days after the election results are certified, the Board of Directors (excluding nominees who did not receive a majority of votes for their election) accepts such resignation, which it will do in the absence of a compelling reason otherwise.

In addition to meeting the criteria that is described under “Corporate Governance — Corporate Governance and Nominating Committee,” each continuing director and nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board oversight, executive management, finance and accounting, executive compensation, risk management, manufacturing, marketing, governmental relations, law and real estate development. Biographical information regarding each of our nominees and continuing Directors is set forth below, including the specific business experience, qualifications, attributes and skills that led the Board to conclude that each should serve as a Director.

The Board of Directors recommends a vote FOR the election to the Board of Directors of each Class II Director nominee.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class II (Nominees for Term Expiring at the Annual Meeting in 2014)

Verne G. Istock Retired Chairman/President of Bank One Corporation. Director since 1997.	Mr. Istock, 70, joined NBD Bank in 1963 and served as Vice Chairman and Director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions, including Chief Executive Officer, until his retirement in September 2000. Mr. Istock is a Director of Rockwell Automation, Inc. During the past five years, he also served as a Director of Kelly Services, Inc. Mr. Istock brings exceptional business leadership skills to the Board. His significant experience in finance and banking gives him a comprehensive understanding of credit and financial markets. His current and past service as a director of other publicly held companies provides the Board with important experience regarding corporate governance, executive compensation, risk management and other matters.

J. Michael Losh Retired Chief Financial Officer and Executive Vice President of General Motors Corporation. Director since 2003.	Mr. Losh, 64, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of AMB Property Corporation, Aon Corporation, CareFusion Corporation, H.B. Fuller Company and TRW Automotive Holdings Corp. During the past five years, he also served as a Director of Metaldyne Corporation and of Cardinal Health, Inc. prior to the spin-off of CareFusion Corporation. Based on his substantial finance and accounting expertise, Mr. Losh is the Chairman of our Audit Committee. He has significant experience in key leadership roles in a manufacturing environment. He currently serves on the boards and audit committees of other publicly held companies, giving him valuable exposure to developments in accounting, financial reporting, board oversight responsibilities, corporate governance and risk management.

Timothy Wadhams President and Chief Executive Officer of the Company. Director since 2007.	Mr. Wadhams, 62, was elected as our President and Chief Executive Officer in 2007. He served as our Senior Vice President and Chief Financial Officer from 2004 to July 2007, and served as our Vice-President — Finance and Chief Financial Officer from 2001 to 2004. Mr. Wadhams joined us in 1976 and served in several financial positions before transferring to an affiliated company in 1984, ultimately serving as Executive Vice President — Finance and Administration and Chief Financial Officer of MascoTech, Inc. before returning to us in 2001. Mr. Wadhams’ leadership positions with us and our affiliated companies have given him company-specific knowledge in all areas important to our performance including, among others, key markets, personnel, customer relationships, operations, marketing, finance and risk management.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class III (Term Expiring at the Annual Meeting in 2012)

Thomas G. Denomme Retired Vice Chairman and Chief Administrative Officer of Chrysler Corporation. Director since 1998.	Mr. Denomme, 71, served as Vice Chairman and Chief Administrative Officer of Chrysler Corporation from 1994 until he retired in December 1997 and as a director of Chrysler Corporation from 1993 through 1997. He joined Chrysler Corporation in 1980 and was elected Vice President — Corporate Strategic Planning in 1981, Executive Vice President — Corporate Staff Group in 1991 and Executive Vice President and Chief Administrative Officer in 1993. Before joining Chrysler, he held a number of positions at Ford Motor Company, including Director, Marketing Policy and Strategy Office and Director, Sales Operations Planning. Mr. Denomme has broad executive management experience in many different corporate functions including strategic planning, sales, operations and marketing. His many years in executive positions at large manufacturing companies operating in a cyclical industry give him insight into similar challenges we face. Mr. Denomme is the immediate past Chairman of the Board of Beaumont Hospitals.

Richard A. Manoogian Chairman of the Board. Director since 1964.	Mr. Manoogian, 74, joined the Company in 1958 and was elected Vice President and a Director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until July 2007, when he was elected Executive Chairman. He retired as an employee in June 2009, to serve solely as Chairman of the Board, a position he has held since 1985. He is a director of Ford Motor Company and during the past five years has served on the Board of Directors of JPMorgan Chase & Co. Mr. Manoogian’s long-term leadership of Masco gives him extensive Company and industry-specific knowledge, including firsthand knowledge of our operations and strategy as well as a deep understanding of the new home construction and home improvement markets.

Mary Ann Van Lokeren Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm. Director since 1997.	Ms. Van Lokeren, 63, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and as its Secretary upon joining the company in 1978. She is a director of The Laclede Group, Inc. During the past five years, she also served on the Board of Directors of Commerce Bancshares, Inc. Ms. Van Lokeren’s nearly 20 years of experience as the Chairman and CEO of a large and successful distribution company gives her valuable insight into many functions of company leadership and management including personnel, marketing, customer relationships and overall business strategy. Her current and past service as a director of other public companies and non-profit organizations gives her a broad perspective on issues of corporate governance, executive compensation, board oversight and risk management.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class I (Term Expiring at the Annual Meeting in 2013)

Dennis W. Archer Chairman and CEO of Dennis W. Archer PLLC and Chairman Emeritus, Dickinson Wright PLLC, a Detroit, Michigan-based law firm. Director since 2004.	Mr. Archer, 69, has served as Chairman and CEO of Dennis W. Archer PLLC since 2010. He has also served as Chairman Emeritus of Dickinson Wright PLLC since 2010, prior to which he was Chairman from 2002 to 2009. Mr. Archer was President of the American Bar Association from 2003 to 2004 and served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985, and in 1986 was elected to an 8-year term. Mr. Archer is a director of Compuware Corporation and Johnson Controls, Inc. Mr. Archer’s long and distinguished career as an attorney and a judge provides the Board with specific expertise and a unique understanding of litigation and other legal matters. As a result of his position as Mayor of Detroit, he has broad leadership, administrative and financial experience and is also knowledgeable in the area of governmental relations.

Anthony F. Earley, Jr. Executive Chairman of the Board, DTE Energy Company, a diversified energy company. Director since 2001.	Mr. Earley, 61, has served as Executive Chairman of the Board of DTE Energy Company since October 2010. From 1998 through September 2010, he served as Chairman of the Board and Chief Executive Officer of DTE Energy Company, and he was the President and Chief Operating Officer from 1994 to 2004. From 1989 to 1994, he served as President and Chief Operating Officer of Long Island Lighting Company, an electric and gas utility in New York. Prior to 1989, Mr. Earley held several other positions with Long Island Lighting, including Executive Vice President and General Counsel. He is a Director of DTE Energy Company and Ford Motor Company. During the past five years, Mr. Earley also served as a Director of Comerica Incorporated. Mr. Earley brings to the Board experience in leading large and complex business organizations. As a result of his leadership positions, he understands the priorities and perspectives of many different constituents that affect businesses, including government regulators, the investment community, employees and customers.

Lisa A. Payne Vice Chairman and Chief Financial Officer and Director of Taubman Centers, Inc., a real estate investment trust. Director since 2006.	Ms. Payne, 52, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer from 1997 to 2005. She has been a Director of Taubman Centers, Inc. since 1997. Ms. Payne was an investment banker with Goldman, Sachs & Co. from 1987 to 1997. She is a Trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies. Ms. Payne’s past experience as an investment banker and her present position as CFO of Taubman Centers provide the Board with financial, accounting and corporate finance expertise. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of certain macroeconomic impacts on our business.

CORPORATE GOVERNANCE

The Board of Directors continues to focus on Masco’s corporate governance principles and practices and is committed to maintaining high standards of ethical business conduct and corporate governance for Masco.

Leadership Structure of the Board of Directors

Richard Manoogian retired from employment as our Executive Chairman in 2009 and since then has served as Chairman of the Board as a non-employee Director. Until 2007, Mr. Manoogian served as both our Chairman and Chief Executive Officer, and the non-employee directors selected Mr. Istock to serve as the Presiding Director. Mr. Istock continues to serve in that capacity. As a result of his long-term leadership of Masco, Mr. Manoogian has extensive Company-specific knowledge as well as a deep understanding of the new home construction and home improvement markets. He and Mr. Istock have a strong working relationship with each other and with the other members of the Board. Although the Board believes that this Board leadership structure is in the best interest of the Company and its stockholders at this time, the Board has no policy with respect to the separation of the roles of CEO and Chairman and believes that these are matters that should be discussed and determined by the Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chairman and CEO are combined in the future, the role of Presiding Director would likely continue to be part of the Board leadership structure.

Directors’ Independence

Masco’s Corporate Governance Guidelines require that a majority of our Directors qualify under the independence and experience requirements of applicable law and the New York Stock Exchange (“NYSE”). For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with us. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, adopted categorical independence standards to assist it in making a determination of independence for Directors. Our independence standards are posted on our website at www.masco.com. The information on our website is not a part of this Proxy Statement or incorporated into any other filings we make with the Securities and Exchange Commission (the “SEC’’).

The Board has made an affirmative determination that all of our non-employee Directors, other than Mr. Manoogian, are independent. The independent Directors are Messrs. Archer, Denomme, Earley, Istock and Losh, Ms. Payne and Ms. Van Lokeren. In making its independence determination for each non-employee Director, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each Director and the Company. With respect to Mr. Earley, the Board considered the annual amount of energy product sales to Masco by DTE Energy Company, where he serves as Executive Chairman of the Board, and determined that the amount of sales in each fiscal year was significantly below 2% of that company’s annual revenues. With respect to Messrs. Archer, Earley and Istock and Ms. Payne, the Board considered the annual amount of our discretionary charitable contributions to charitable organizations where those individuals serve as directors, and determined that those individuals were not active in the day-to-day operations of the charitable organizations and that our contributions were significantly less than the greater of $1 million or 2% of the respective organization’s revenues.

Board of Directors and Committees of the Board

Standing committees of the Board of Directors include the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each member of each of these committees qualifies as independent under Masco’s Corporate Governance Guidelines. These committees function pursuant to written charters adopted by the Board. The committee charters, as well as Masco’s Corporate Governance Guidelines and Masco’s Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website.

During 2010, the Board of Directors held five meetings and each Director attended at least 75% of the Board meetings and applicable committee meetings. It is our policy to encourage Directors to attend the Annual Meeting of Stockholders. All of our Directors attended the 2010 Annual Meeting of Stockholders.

The non-employee Directors frequently meet in executive session without management. The independent Directors meet at least once per year without Mr. Wadhams or Mr. Manoogian. Mr. Istock was selected by the non-employee Directors to serve as the Presiding Director for these executive sessions.

Any interested party that wishes to communicate directly with the Presiding Director or the non-employee Directors as a group may send such communication to: Presiding Director, Masco Board of Directors, in care of Gregory D. Wittrock, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders may also send communications to the full Board of Directors, in care of Mr. Wittrock, at the above address.

Risk Oversight

Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. At each of its meetings, the Audit Committee discharges its oversight of financial reporting risk through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. At a majority of its meetings, the Audit Committee also reviews and discusses certain additional financial and non-financial risks which are most germane to our business activities. The entire Board discharges its oversight of risk through an annual review and discussion of a comprehensive report and analysis prepared by management on material risks facing us, including strategic risk, operational risk and legal and compliance risk. The Organization and Compensation Committee considers risk issues related to compensation, and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Organization and Compensation Committee on business unit executive compensation programs to assess whether these programs or practices expose us to excessive risk taking. Our President and Chief Executive Officer (our “CEO”), as the head of our management team and a member of the Board, assists the Board in its risk oversight function and leads those discussions.

Audit Committee

The Audit Committee of the Board of Directors, consisting of Messrs. Archer, Denomme, Earley, Istock and Losh and Ms. Payne, held five meetings during 2010. In addition to risk oversight described above, the Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of our internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is financially literate and that five members of the Audit Committee, Messrs. Denomme, Earley, Istock, Losh and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on Masco’s Audit Committee.

Interested parties may send complaints relating to accounting, internal accounting controls or auditing matters to the Chairman of the Masco Audit Committee, in care of Gregory D. Wittrock, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors, consisting of Messrs. Earley, Istock and Losh and Ms. Van Lokeren, held six meetings during 2010. The Organization and Compensation Committee determines executive compensation, evaluates the performance of Masco’s management, determines and administers restricted stock awards and options granted under our stock incentive plan and directs Masco’s succession planning process. The Organization and Compensation Committee has exercised its authority to engage independent outside advisors and, for the past six years, has retained Aon Hewitt (formerly Hewitt Associates), a global human resource consulting firm. Information about the Organization and Compensation Committee’s process and procedures for consideration and determination of executive compensation, including further discussion of the role of Aon Hewitt, is presented in the “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors (the “Governance Committee”), currently consisting of Messrs. Archer, Denomme and Istock, Ms. Payne and Ms. Van Lokeren, held five meetings during 2010. The Governance Committee advises the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate corporate governance guidelines. In addition, the Governance Committee identifies qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates current Directors for re-nomination to the Board or re-appointment to Board committees.

The Governance Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Governance Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to Masco’s management. A Director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between the interests of Masco and the interests of those with whom Masco does business. Each Director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the Director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Governance Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the NYSE.

Neither the Board nor the Governance Committee has adopted a formal Board diversity policy. However, the Governance Committee periodically considers, as part of its assessment of Board composition and evaluation of potential candidates for Board membership, whether the Board is comprised of individuals who hold diverse viewpoints, professional experiences, education and other skills and attributes which are necessary to enhance Board effectiveness. In addition, the Governance Committee believes that it is desirable for Board members to possess diverse characteristics of race, national and regional origin, ethnicity, gender and age, and considers such factors in the Governance Committee’s evaluation of candidates for Board membership.

The Governance Committee uses a number of sources to identify and evaluate nominees for election to the Board. It is the Governance Committee’s policy to consider Director candidates recommended by stockholders. These candidates are evaluated at regular or special meetings of the Governance Committee, and all candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to Gregory D. Wittrock, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders who wish to nominate Director candidates for election to the Board should follow the procedures set forth in our charter and Bylaws. For a summary of these procedures, see “2012 Annual Meeting of Stockholders” below.

COMPENSATION OF DIRECTORS

Our compensation program for non-employee Directors includes both cash and equity compensation which is designed to reinforce their focus on long-term stockholder value and to recognize their long-term commitment to serve the Company. In July 2010, after reviewing the competitiveness of our Director compensation with the Organization and Compensation Committee’s independent outside advisor, Aon Hewitt, the Governance Committee recommended to the Board of Directors that director compensation be increased to generally approximate director compensation at a group of peer companies. As a result, effective July 1, 2010, both the cash and equity components of non-employee Director compensation were adjusted for the first time since 2004. The annual retainer and chairmanship fees were increased, as described below. One-half of the annual retainer continues to be paid in cash. To continue to align the compensation of non-employee Directors with the long-term enhancement of stockholder value, the other half of the retainer continues to be paid in the form of restricted stock granted under our Non-Employee Directors Equity Program (the “Directors Equity Program”). Additionally, we eliminated the granting of stock options to non-employee Directors. Finally, the Board eliminated consulting arrangements and the related payments for non-employee Directors following their term of service on the Board. Mr. Wadhams, who is an employee of the Company, does not receive additional compensation for his service as a Director.

The Board has established stock ownership guidelines for non-employee Directors that require Directors to retain at least 50% of the shares of restricted stock they receive until their termination from service as a Director. The stock retention requirement is intended to assure that non-employee Directors maintain a financial interest in Masco over an extended period of time. The Directors Equity Program prohibits former Directors from engaging in activities detrimental to us while they hold restricted stock we awarded to them. The restricted stock may be forfeited if a former Director breaches this obligation. Further, the program restricts Directors from engaging in certain competitive activities while serving as a Director and for one year after service as a Director. If a former Director breaches this non-compete agreement, we may require him or her to pay us amounts realized within two years prior to termination from awards of restricted stock and stock option exercises.

Non-employee Directors are eligible to participate in our matching gifts program until December 31 of the year in which their service as a Director ends. Under this program, we will match up to $5,000 of a Director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in our employee purchase program, which enables them to obtain rebates on our products they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a Director’s spouse is permitted to accompany a Director who travels on our aircraft to attend Board or committee meetings.

In accordance with the terms of our June 2009 agreement with Mr. Manoogian, we make available to him office space, administrative support and supplies and equipment necessary for him to carry out his duties as Chairman of the Board. As long as he continues as Chairman of the Board, he is entitled to personal use of our aircraft (subject to availability and approval of our CEO) and our automobile and driver, each at our expense. We also pay the dues for a club used for business purposes by Mr. Manoogian, who pays any expenses for his personal use of that club.

The following table shows 2010 compensation for our Directors, other than Mr. Wadhams, who is also a Masco employee and who receives no additional compensation for his service as Director. Mr. Johnston received compensation until September 30, 2010, when he resigned as a Director to serve as Governor-General of Canada. Effective July 1, 2010, the cash portion of the annual retainer for non-employee Directors was increased from $40,000 to $90,000. Chairmanship fees were increased as follows: Audit Committee chair fee increased from $15,000 to $20,000 (for Mr. Losh); Organization and Compensation Committee chair fee increased from $12,500 to $15,000 (for Ms. Van Lokeren); and Corporate Governance and Nominating Committee chair fee increased from $7,500 to $10,000 (for Mr. Istock). Attendance fees remained unchanged at $1,500 per board or committee meeting. Also effective July 1, 2010, the equity (restricted stock) portion of the annual retainer was increased from $40,000 to

$90,000. Mr. Manoogian receives an additional $350,000 annual cash retainer for his service as Chairman of the Board. No grants of stock options were made to non-employee Directors in 2010.

2010 Director Compensation

	Cash Fees	Stock	All Other
Name	Earned ($)(1)	Awards ($)(2)	Compensation ($)(3)	Total ($)(4)

Richard A. Manoogian(5)	$421,000	$1,153,349	$289,214	$1,863,563
Dennis W. Archer	84,500	89,979	-0-	174,479
Thomas G. Denomme	84,500	89,979	-0-	174,479
Anthony F. Earley, Jr.	84,500	89,979	5,000	179,479
Verne G. Istock	100,750	89,979	-0-	190,729
David L. Johnston(6)	53,000	89,979	5,000	147,979
J. Michael Losh	102,000	89,979	5,000	196,979
Lisa A. Payne	84,500	89,979	4,000	178,479
Mary Ann Van Lokeren	102,750	89,979	-0-	192,729

(1)	The amounts in this column reflect six months of payments to the Directors under the previous compensation structure and six months of payments under the revised compensation structure described above, except for Mr. Johnston, who resigned effective September 30, 2010.

(2)	On July 28, 2010, we granted 8,900 shares of restricted stock to each non-employee Director. This column reflects the aggregate grant date fair value of the shares on that date, calculated in accordance with accounting guidance (see also Note 5 below regarding Mr. Manoogian). Directors only realize the value of restricted stock awards over an extended period of time because the vesting of awards occurs pro rata several years from the date of grant and one-half of these shares must be retained until completion of their service on the Board. The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2010 for each Director was: 310,733 shares for Mr. Manoogian; 12,092 shares for Mr. Archer; 13,772 shares for Messrs. Denomme, Johnston and Losh; 14,254 shares for Mr. Earley; 14,100 shares for Mr. Istock and Ms. Van Lokeren; and 11,660 shares for Ms. Payne.

(3)	Amounts in this column include (i) our contributions to eligible tax-exempt organizations under our matching gifts program, as described above ($5,000 for each of Messrs. Manoogian, Earley, Johnston and Losh and $4,000 for Ms. Payne), for which Directors receive no financial benefit, and (ii) perquisites to Mr. Manoogian of $284,214, comprised of (i) the incremental cost of $266,574 for his personal use of Company aircraft, which includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include the same costs for associated repositioning of the aircraft; and (ii) personal use of a car and driver valued at $17,640, with the incremental cost for such use being the variable cost of the vehicle operation.

(4)	The non-employee Directors did not receive a stock option grant in 2010. The aggregate number of stock options outstanding as of December 31, 2010 for each Director was: 5,514,000 for Mr. Manoogian, 72,000 for Mr. Archer; 72,000 for Mr. Denomme; 104,000 for Mr. Earley; 72,000 for Mr. Istock; 80,000 for Mr. Johnston; 80,000 for Mr. Losh; 56,000 for Ms. Payne; and 72,000 for Ms. Van Lokeren. Gains, if any, on stock option exercises will depend on overall market conditions and the future performance of our common stock.

(5)	As Chairman of the Board, Mr. Manoogian receives a cash retainer of $350,000 per year. Effective June 30, 2009, Mr. Manoogian retired from his position as our Executive Chairman. For his service as an employee during the first six months of 2009, Mr. Manoogian received stock awards in February 2010 with a grant date fair value of $1,063,370, calculated in accordance with accounting guidance.

(6)	Mr. Johnston resigned from his position on the Board effective September 30, 2010 to serve as Governor-General of Canada. In recognition of his service to us, the Board permitted the continued vesting of Mr. Johnston’s outstanding restricted stock awards and stock options in accordance with their original vesting schedules.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Masco common stock as of March 15, 2011 by (i) each of our Directors, (ii) each named executive officer in the “2010 Summary Compensation Table,” (iii) all of our Directors and executive officers as a group (14 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of Masco common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

	Shares of	Percentage of
	Common Stock	Voting Power
	Beneficially	Beneficially
Name	Owned(1)	Owned

William T. Anderson(2)	430,404	*
Dennis W. Archer	79,890	*
Donald J. DeMarie, Jr.	1,305,643	*
Thomas G. Denomme	104,900	*
Anthony F. Earley, Jr.(3)	119,380	*
Charles F. Greenwood	261,003	*
Verne G. Istock	104,450	*
J. Michael Losh	94,270	*
Richard A. Manoogian(4)	13,433,842	3.7%
Lisa A. Payne	58,860	*
John G. Sznewajs	639,100	*
Mary Ann Van Lokeren	100,950	*
Timothy Wadhams	2,577,298	*
All Directors and executive officers of Masco as a group(4)	19,506,349	5.3%
BlackRock, Inc.(5) 40 East 52nd Street, New York, New York 10022	19,579,952	5.5%
Capital World Investors(6) (a division of Capital Research and Management Company) 333 S. Hope Street Los Angeles, California 90071	34,142,764	9.5%
FMR LLC(7) 82 Devonshire Street, Boston, Massachusetts 02109	25,880,536	7.2%
Pzena Investment Management, LLC(8) 120 West 45th Street, 20th Floor, New York, New York 10036	22,613,131	6.3%

*	Less than one percent

(1)	Includes unvested restricted stock awards (106,248 shares for Mr. Anderson; 9,514 shares for Mr. Archer; 349,972 shares for Mr. DeMarie; 10,478 shares for each of Messrs. Denomme and Losh; 10,642 shares for each of Messrs. Earley and Istock and Ms. Van Lokeren; 69,375 shares for Mr. Greenwood; 237,404 shares for Mr. Manoogian; 8,500 shares for Ms. Payne; 148,931 shares for Mr. Sznewajs; 495,259 shares for Mr. Wadhams; and 1,534,385 shares for all of our Directors and executive officers as a group), and shares which may be acquired on or before May 14, 2011 upon exercise of stock options (288,691 shares for Mr. Anderson; 62,400 shares for Messrs. Archer, Denomme and Istock and Ms. Van Lokeren; 902,960 shares for Mr. DeMarie; 94,400 shares for Mr. Earley; 169,611 shares for Mr. Greenwood; 70,400 shares for Mr. Losh; 4,752,400 shares for Mr. Manoogian; 40,000 shares for Ms. Payne; 425,699 shares for Mr. Sznewajs; 1,669,029 shares for Mr. Wadhams; and 8,779,035 shares for all of our Directors and executive officers as a group). Holders have sole voting, but no investment, power over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

(2)	Includes 440 shares owned by Mr. Anderson’s wife, as to which he disclaims beneficial ownership.

(3)	Mr. Earley shares with his wife voting and investment power over the shares of stock directly owned by him.

(4)	Shares owned by Mr. Manoogian and by all of our Directors and executive officers as a group include, in each case, an aggregate of 2,293,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director or officer, and 3,000 shares held by trusts for which Mr. Manoogian serves as a trustee. The directors and officers of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares, which he has a right to acquire, and shares owned by a charitable foundation or trust, substantially all of the shares directly owned by Mr. Manoogian have been pledged.

(5)	Based on a Schedule 13G dated January 21, 2011 and filed with the SEC, on December 31, 2010, BlackRock, Inc. beneficially owned 19,579,952 shares of Masco common stock, with sole voting power and sole dispositive power over all of the shares.

(6)	Based on a Schedule 13G dated February 9, 2011 and filed with the SEC, on December 31, 2010, Capital World Investors is deemed to beneficially own and have the power to dispose of an aggregate of 34,142,764 shares of Masco common stock, and to have sole voting power over 22,914,951 of such shares. Capital World Investors disclaims beneficial ownership of all of these shares. Of the shares beneficially owned by Capital World Investors, the Income Fund of America is also deemed to beneficially own 21,789,951 shares (6.1%), but it has no power to vote or dispose of the shares.

(7)	Based on a Schedule 13G dated February 11, 2011 and filed with the SEC, on December 31, 2010, these shares of Masco common stock were beneficially owned by FMR LLC and certain of its affiliates. FMR LLC reported that it and certain of its affiliates have sole power to dispose or direct the disposition of 25,880,536 shares and sole power to vote or direct the vote on 2,500,822 shares.

(8)	Based on a Schedule 13G dated February 11, 2011 and filed with the SEC, on December 31, 2010, Pzena Investment Management, LLC beneficially owned 22,613,131 shares of Masco common stock, with sole power to dispose of all of the shares and sole power to vote 18,293,056 shares.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm (“independent auditors”), the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements and by employees and officers with the Company’s Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2010, including a discussion of the quality and the acceptability of the Company’s financial reporting and disclosure controls and procedures and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.

The Audit Committee obtained from the Company’s independent auditors, PricewaterhouseCoopers LLP, the letter required by Rule 3526 of the Public Company Accounting Oversight Board “Communication with Audit Committees Concerning Independence,” and discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to PricewaterhouseCoopers LLP’s independence. The Audit Committee considered and determined that such independent auditors’ provision of non-audit services to the Company is compatible with maintaining their independence. The Audit Committee reviewed various matters with the independent auditors, who are responsible for expressing an opinion on the Company’s financial statements as of and for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting, based on their audit. The Audit Committee met with the independent auditors and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, AICPA Professional Standards, Vol. 1 (AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also met with the independent auditors without management present.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s financial statements as of and for the year ended December 31, 2010 be included in its Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee also reappointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, which stockholders are being asked to ratify.

J. Michael Losh, Chairman
Dennis W. Archer
Thomas G. Denomme
Anthony F. Earley, Jr.
Verne G. Istock
Lisa A. Payne

COMPENSATION DISCUSSION AND ANALYSIS

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented employees, particularly our named executive officers (whom we refer to in this Compensation Discussion and Analysis as “executive officers”) and motivating them to work collaboratively to achieve our business objectives. Our compensation programs, therefore, reward our executive officers to a significant degree based on our performance and the creation of stockholder value, particularly over the long-term. In 2010, 75% of our CEO’s total target compensation (defined as annual base salary, target cash bonus opportunity and target restricted stock opportunity) was comprised of performance-based target cash bonus and restricted stock opportunities. We did not attain our earnings per share target in 2010, which represented one-half of the formula for our performance-based cash bonus and restricted stock opportunities. As a result, performance-based cash bonuses and restricted stock awards earned by our executive officers declined approximately 60%, and their total direct compensation declined almost 30%, compared to 2009.

In addition to pay for performance, our executive compensation programs incorporate many best practices, as follows:

•	our compensation mix is weighed toward long-term incentives;

•	our executive officers’ stock ownership requirements align their long-term interests with those of our stockholders;

•	our restricted stock and stock option awards have long-term vesting schedules;

•	we employ a market analysis of executive compensation relative to peer companies;

•	we provide limited perquisites to our executive officers;

•	we have no employment agreements, change in control agreements or severance agreements with our executive officers;

•	we prohibit derivative trading in our stock;

•	our equity plan prohibits the repricing of options; and

•	our Organization and Compensation Committee uses tally sheets and analyzes risk in setting executive compensation.

Summary of 2010 Performance

2010 was another extremely challenging year. We continued to be affected by the prolonged and substantial decline in home improvement spending and new home construction. While sales were up slightly in the first half of 2010, as the year progressed, the expiration of the home buyer tax credit, increasing commodity costs and continued economic challenges impacted our performance. Our installation and cabinet businesses, which are dependent on new home construction and repair and remodel activity, were particularly impacted. Even in this difficult environment, our 2010 adjusted gross margins and operating profit were essentially flat compared to 2009, largely due to cost reductions, despite the fact that sales declined three percent. Additionally, we have focused on improving our working capital management, and in 2010 working capital as a percentage of sales (defined as receivables plus inventories less payables) decreased over one percent to its lowest level in several years.

As limitations in credit availability persisted in 2010, liquidity preservation and strong cash flow have continued to be particularly important. Strong cash flow ensures our ability to sustain our business strategies during a critical time and to benefit from new growth opportunities that may arise as the economy recovers. A strong cash position also provides us with flexibility with respect to our existing debt obligations. We generated approximately $290 million of free cash flow (cash from operations, less capital expenditures, before dividends) during 2010. At the end of 2010 we had over $1.7 billion of cash on our balance sheet and approximately $1 billion of borrowing capacity.

In response to industry and economic conditions, we continued to focus on strengthening our brands by introducing new products and driving product innovation. Additionally, we continued the strategic rationalization of our businesses, including business consolidations, plant closures, headcount reductions and systems implementations and investments in our business to position us for long-term growth. Notably, we began the combination of our North American cabinet business units to form Masco Cabinetry. We believe the creation of Masco Cabinetry will help us maintain our leading position in the cabinet category within the repair and remodel and new home construction markets. We also continued the implementation of the Masco Business System (“MBS”) across our business units. MBS provides a more disciplined approach to managing our businesses by emphasizing customer focus, innovation, lean principles, quality and talent management, which we believe are fundamental to our long-term success.

Summary of Compensation Decisions for 2010

Our performance in 2010, as reviewed by the Organization and Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) in determining incentive compensation to be paid to our executive officers, was lower than our 2009 performance. While we exceeded our target performance level of $240 million of cash flow in 2010, our earnings per common share of $0.01, as adjusted, was lower than the minimum performance level of $0.15. This was primarily due to a decline in sales volume and increased commodity costs. As a result of our 2010 performance, total direct compensation for our executive officers declined almost 30% from 2009, as described below.

Base Salary

After freezing base salaries in 2008 and 2009, the Committee increased each executive officer’s base salary in 2010. In determining the appropriate salary adjustments, the Committee reviewed market compensation, consisting of analyses of executive compensation data for companies with annual revenue similar to ours, as well as our peer group (see “Compensation Practices and Procedures — Comparative Compensation” below). The Committee determined that Mr. Wadhams’ base salary of $900,000, which was established when he was promoted to President and CEO in 2007, should be increased approximately 11% to $1 million. Mr. Wadhams’ current salary now approximates the bottom quartile of market compensation for his position as CEO. Based on a similar analysis of compensation for our other executive officers, the Committee increased Mr. DeMarie’s salary approximately 8.5%, from $750,000 to $815,000, Mr. Sznewajs’ salary approximately 11.5%, from $475,000 to $530,000, and Mr. Greenwood’s salary approximately 16%, from $285,000 to $330,000. The increase for Mr. Anderson, and the average increase for our other corporate executives as a group, was less than 3%.

Performance-Based Cash Bonus and Restricted Stock Opportunities

Our executive officers are provided with the opportunity to earn a cash bonus and awards of restricted stock each year if we meet performance targets established by the Committee. In the first quarter of each year, our CEO and the Committee review our operating forecast for the year, taking into account general economic and industry conditions. As it had done in 2009, the Committee established cash flow and earnings per share performance targets for 2010. The Committee selected these metrics because it believed that cash flow and earnings per share were particularly important in a challenging economic environment and it wanted to incentivize our executive officers to focus specifically on these critical measures.

When the Committee established the 2010 performance targets, it was expected that housing starts and consumer spending for home improvement projects would improve slightly in 2010 compared to 2009. As a result, the earnings per share target was set at a level above both target and actual 2009 earnings per share for compensation purposes. The cash flow target was reduced slightly from 2009 in anticipation that we would increase capital expenditures and generate less cash from working capital management in 2010. The maximum cash bonus and restricted stock award we would pay under this schedule was capped, even if our performance exceeded the maximum performance levels. Each of the performance targets is weighted equally, so that one-half of the executive officer’s opportunity to earn the maximum bonus and restricted stock award is attributable to each metric.

We were successful in generating cash flow that exceeded the target level of performance in 2010. However, our earnings per common share was under the threshold level of performance of $0.15. 2010 earnings per common share and cash flow performance measures used to calculate cash bonuses and restricted stock awards are as follows:

	Potential Payout Versus				Actual
	Performance				Percentage		Actual
	Threshold	Target	Maximum	Actual	Attained Relative		Performance
Performance Metric	40%	100%	200%	As Adjusted	to Target	Weighting	%

Earnings Per Common Share	$0.15	$0.30	$0.80	$0.01	0%	50%	0%
Cash flow (in millions)	$175	$240	$400	$270	120%	50%	60%

Total							60%

For purposes of determining achievement of the performance target, our reported earnings per common share is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures, certain other non-operating income and expenses and the benefit resulting from any stock repurchases in excess of a predetermined amount. Cash flow is defined as reported cash flow from operations, less any capital expenditures, prior to the payment of cash dividends, and is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures and certain other non-operating income and expenses. The adjustments to cash flow reduced the value used to determine achievement of the performance target by $20 million from our free cash flow of $290 million.

The Committee determined that we achieved 120% of the target performance level for the cash flow metric, but that the threshold level of performance for the earnings per common share metric was not achieved. Applying an equal weighting to the two metrics, the Committee authorized cash bonus payments and restricted stock awards to our executive officers at 60% of the target amounts (or 30% of their maximum opportunity). While the Committee may exercise negative discretion to reduce cash bonuses and restricted stock awards regardless of the earnings and cash flow results actually attained, the Committee did not elect to do so.

The Committee establishes the cash bonus and restricted stock award opportunities available to each executive officer as a percent of his annual base salary. The opportunity targets are developed by the Committee based on its review of our peer companies and executive compensation survey data. As a result of this review, Mr. Sznewajs’ target opportunities as a percent of his annual salary was increased by the Committee from 65% in 2009 to 75% in 2010 based on an analysis of market compensation practices for CFOs in our peer group. Following are the executive officers’ minimum, target and maximum opportunities for each of the cash bonus opportunity and the restricted stock opportunity for 2010:

	Cash Bonus & Stock Award Opportunities as % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum

Timothy Wadhams	0%	150%	300%
President and Chief Executive Officer
John G. Sznewajs	0%	75%	150%
Vice President, Treasurer and
Chief Financial Officer
Donald J. DeMarie, Jr.	0%	100%	200%
Executive Vice President and
Chief Operating Officer
William T. Anderson	0%	65%	130%
Vice President — Controller
Charles F. Greenwood	0%	65%	130%
Vice President — Human Resources

As a result of our emphasis on pay-for-performance, each executive officer’s potential variable compensation of cash bonus and restricted stock represents a significant percentage of his total annual compensation. In 2010, the percentage of total target compensation (defined as annual base salary, target cash bonus opportunity and target restricted stock opportunity) represented by the target cash bonus and restricted stock opportunities was 75% for Mr. Wadhams, 67% for Mr. DeMarie, 60% for Mr. Sznewajs and 57% for each of Messrs. Anderson and Greenwood.

To determine actual cash bonuses paid and restricted stock awards granted, we multiply the target opportunities for each executive officer by the actual performance percentage achieved. The following table shows this calculation based on our actual 2010 performance.

							Restricted
							Stock Awards
	Target				Actual 2010		for 2010
	Opportunities		Actual 2010		Performance %	Actual 2010	Performance
Executive Officer	(as % of Base Salary)		Performance %		(as % of Base Salary)	Cash Bonus ($)	Year ($)(1)

Timothy Wadhams	150%	x	60%	=	90%	$900,000	$899,964
John G. Sznewajs	75%	x	60%	=	45%	238,500	238,452
Donald J. DeMarie, Jr.	100%	x	60%	=	60%	489,000	488,955
William T. Anderson	65%	x	60%	=	39%	152,100	152,045
Charles F. Greenwood	65%	x	60%	=	39%	128,700	128,713

(1)	This column reflects the aggregate grant date fair value of restricted stock awards, calculated in accordance with accounting guidance.

In 2010, the performance-based cash bonuses and restricted stock awards earned by our executive officers declined approximately 60% compared to 2009.

In March 2011, the Committee again decided to tie 50% of the cash bonus and stock award opportunities to earnings per common share and 50% to cash flow for our 2011 incentive compensation plan. These performance metrics were retained from previous years because the Committee believes these metrics are particularly important as we continue to operate in a challenging economic environment.

Stock Options

We generally grant stock options annually to our executive officers. We believe that stock options align the long-term interests of our executive officers with those of our stockholders by reinforcing the goal of long-term share price appreciation. Stock options are also granted to ensure the overall competitiveness of each executive officer’s total compensation package with those of our peer companies. Grants are made with a view to making each executive officer’s target total compensation competitive with the median target compensation for executives holding similar positions at our peer companies.

In February 2011, the Committee again determined to grant stock options to all of our executive officers. The number and value of stock options granted to each executive officer are shown in the supplemental compensation table below. With the exception of stock options granted to our executive officers in February 2009, all of the vested stock options held by our executive officers on December 31, 2010 were “underwater” because the closing price of our common stock on that day ($12.66) was less than the closing price of our common stock on the day the options were granted (the “strike price”). These stock options will provide future value to our executive officers only if the price of our common stock increases and exceeds the strike price.

The terms of our equity award grants are described below under “Equity Compensation - Restricted Stock and Stock Options.”

Comparison of 2009 and 2010 Direct Compensation to Executive Officers

The supplemental compensation table below shows how the Committee assessed total direct compensation for our executive officers in 2010 and 2009. It is consistent with the Committee’s analysis of information presented to it in tally sheets (see “Compensation Practices and Procedures — Use of Tally Sheets” below) and the Committee’s evaluation of our performance relative to established performance targets. The Committee approves restricted stock and stock option awards when financial results for the previous year are finalized, which occurs early in the following year. According to SEC rules, “backward-looking” awards of restricted stock are shown in the 2010 Summary Compensation Table below as compensation in the year that the awards are made, even if those awards are based on the prior year’s performance. Accordingly, restricted stock that we granted in 2011 based on our performance in 2010 will not be included as compensation in the 2010 Summary Compensation Table. Instead,

restricted stock that was granted in February 2010 based on our performance in 2009 is shown as compensation received by our executive officers in 2010.

The supplemental compensation table is not intended to be a substitute for the 2010 Summary Compensation Table. The primary difference between this supplemental compensation table and the 2010 Summary Compensation Table is that the supplemental compensation table includes grants of restricted stock and stock options in the performance year to which they relate and does not include the change in pension value for the year, as that amount represents the annual change in present value of future payments to be made to our executive officers under our frozen defined benefit pension plans.

Supplemental Compensation Table

					Non-Equity
					Incentive
			Restricted		Plan	All Other
			Stock	Stock	Compensation	Compensation	Total	Percentage
Name and Principal Position	Year	Salary ($)	Awards ($)(1)	Options ($)(2)	($)(3)	($)(4)	($)(5)	Change

Timothy Wadhams	2010	$950,769	$899,964	$4,161,600	$900,000	$138,797	$7,051,130	(29)%
President and Chief	2009	900,000	2,306,270	4,324,882	2,300,000	82,076	9,913,228
Executive Officer
John G. Sznewajs	2010	516,673	238,452	739,500	238,500	52,260	1,785,385	(24)%
Vice President, Treasurer	2009	475,000	552,400	768,515	530,000	33,880	2,359,795
and Chief Financial Officer
Donald J. DeMarie, Jr.	2010	783,000	488,955	1,994,100	489,000	127,278	3,882,333	(30)%
Executive Vice President	2009	750,000	1,284,330	2,072,339	1,285,000	129,171	5,520,840
and Chief Operating Officer
William T. Anderson	2010	387,577	152,045	357,000	152,100	39,929	1,088,651	(33)%
Vice President —	2009	380,000	414,300	371,007	425,000	27,730	1,618,037
Controller
Charles F. Greenwood	2010	319,096	128,713	311,100	128,700	58,647	946,256	(25)%
Vice President —	2009	285,000	317,630	323,306	320,000	19,045	1,264,981
Human Resources

(1)	This column shows the aggregate grant date fair value of awards of restricted stock for the performance year indicated, calculated in accordance with accounting guidance.

(2)	This column shows the aggregate grant date fair value of awards of stock options for the performance year indicated. Each executive officer received the same number of stock options as part of his 2009 and 2010 compensation, as follows: 816,000 options for Mr. Wadhams; 145,000 options for Mr. Sznewajs; 391,000 options for Mr. DeMarie; 70,000 options for Mr. Anderson; and 61,000 options for Mr. Greenwood.

(3)	This column shows the cash bonuses paid for the performance year indicated.

(4)	This column includes our contributions and allocations for the accounts of the executive officers under our qualified and non-qualified defined contribution retirement plans, and perquisites.

(5)	As noted above, the total excludes the change in the year-end pension values and non-qualified deferred compensation earnings included in the 2010 Summary Compensation Table. Had these amounts been included in the totals, the total compensation for Mr. Wadhams and Mr. DeMarie would have declined approximately 45% in 2010 from 2009, and the total compensation for the executive officers as a group would have declined approximately 42%.

Compensation Principles, Objectives and Components

The fundamental principles of the executive compensation programs administered by the Committee are to align our executive officers’ interests with the long-term interests of stockholders, to reward our executive officers to a significant degree based on our performance, to incentivize our executive officers to focus on critical business objectives, to appropriately balance the risks and rewards of our executive compensation programs and to attract and retain executive officers who can effectively lead our business, particularly in difficult times.

Our approach to executive compensation emphasizes corporate rather than individual performance without encouraging excessive risk-taking, echoing our operating strategy which encourages collaboration and cooperation among our businesses and corporate functions for our overall benefit. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by the Committee. Accordingly, the Committee retains discretion to adjust base salary, grant special equity awards, adjust the mix of cash and equity compensation, adjust the mix of restricted stock and stock options awarded, and offer different forms of equity-based compensation. With this discretion, the

Committee is best able to reward the individual contributions of each executive officer and to respond to our changing business needs.

Following are the elements and objectives of compensation paid to our executive officers:

Compensation Element	Objective	Key Features

Base Salary	To provide a minimum, base level of cash compensation.	After being frozen in 2008 and 2009, the Committee determined it was appropriate to increase base salary for each executive officer in 2010.
Cash Bonus Opportunity	To emphasize annual performance and provide incentive for the achievement of our key business objectives.	A cash bonus opportunity is tied to specific performance targets set by the Committee at the beginning of the year.
Restricted Stock Award Opportunity	To emphasize our annual and long-term performance and align our executive officers’ interests with those of stockholders.	Performance-based restricted stock awards are tied to the same targets and maximum levels that apply to the cash bonus opportunity.
	Our vesting schedule serves as a retention incentive.	Awards generally vest 20% per year over 5 years.
Stock Options	To motivate and reward executive officers for improving our share price, to align their long-term interests with those of stockholders and to maintain the competitiveness of our total compensation package.	No precise formula is used for determining the grant of stock options.
	Our vesting schedule serves as a retention incentive.	Options vest 20% per year over 5 years and may be exercised up to 10 years after the date of grant, after which time unexercised options are forfeited.
Retirement Programs	To provide retirement income to supplement social security and an individual’s personal asset accumulation.	We maintain tax qualified defined contribution savings and profit-sharing plans and non-qualified supplemental plans for contributions which exceed limits generally applicable to qualified plans.

Equity Compensation: Restricted Stock and Stock Options

We believe that having an ownership interest in our stock is critical to aligning the interests of our executive officers with the interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are a significant component of compensation for our executive officers. We make equity grants pursuant to our 2005 Long Term Stock Incentive Plan (the “2005 Plan”); outstanding grants made prior to 2005 were made pursuant to our 1991 Long Term Stock Incentive Plan (the “1991 Plan”). We refer to the 1991 Plan and the 2005 Plan collectively in this Proxy Statement as the “Long Term Incentive Plan.” Equity awards are priced based on the closing price on the date of grant, unless the grant date occurs within seven days prior to the release of our financial results. In that event, the grant is effective at the end of the second trading day after the release of the results and priced based on the closing price of our common stock on that date. Equity awards vest in 20% installments over five years (restricted stock awards made prior to 2010 generally vest in 10% installments over 10 years; however, the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70). Once vested, all stock options under a given award must be exercised within ten years of the initial award date, or the options expire.

We believe we continue to receive benefits from equity awards even after a recipient retires. Our equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period (except for restricted stock awards made before February 2010, as described above). The frequency, value and vesting terms of awards are designed to provide executive officers with the potential for significant accumulation of our common stock over the course of their careers with us; executive officers also understand that our performance will continue to impact them financially even after their active careers with us end, thereby reinforcing their focus on the long-term enhancement of stockholder value.

Restricted Stock Awards.  As described above, our executive officers have the opportunity to earn awards of restricted stock each year based on the achievement of performance targets established by the Committee. The potential benefit received by executive officers from the restricted stock awards is contingent and largely deferred because the shares vest over a period of time. The value ultimately realized from the restricted stock awards depends on the long-term value of our common stock. This encourages our executive officers to remain with us, since all unvested shares of restricted stock are forfeited upon termination unless we waive the forfeiture. Unvested restricted shares are held in the executive officer’s name and the executive officer has the right to vote and receive dividends on the restricted shares during the vesting period, but the restricted shares may not be sold until vested.

The Committee also has the discretion to award additional shares of restricted stock to our executive officers, other than our CEO and our Executive Vice President and Chief Operating Officer (our “COO”), for outstanding individual contributions. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salaries of our CEO and COO). No individual awards were recommended in 2011 for the 2010 fiscal year.

We have historically purchased a sufficient number of shares of our common stock in the open market to offset any common share dilution resulting from restricted stock awards.

Stock Options.  Stock options are granted to our executive officers to align their long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. Further, stock options are granted to ensure the overall competitiveness of each executive officer’s total target compensation package, as described below under “Compensation Practices and Procedures — Comparative Compensation.” The Committee does not determine the appropriate level of executive compensation based on actual compensation paid by our peer companies. The Committee focuses on the value of total target compensation, including long-term incentive arrangements, of our peer group, and also reviews data from compensation surveys published by Aon Hewitt. The value of each executive officer’s stock option grant (based on the economic value of the stock options at the grant date using the Black-Scholes model) is equal to the value the Committee estimates is needed to make each executive officer’s target total compensation generally equal to the median target compensation packages provided to executives in comparable positions at our peer companies. Finally, the Committee evaluates whether there are individual factors (primarily taking into account any deviations from expectations of performance) that warrant increasing or decreasing the number of options granted to each executive officer. In 2010, there were no such individual factors.

Perquisites and Other Compensation

We provide a limited number of perquisites to our executive officers, which are reviewed by the Committee on a regular basis. We maintain Company aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of these aircraft. The Board has requested that Mr. Wadhams and Mr. DeMarie use our aircraft for both business and personal travel, subject to prior approval by the Chairman of the Board (for Mr. Wadhams’ personal travel) or by the CEO (for Mr. DeMarie’s personal travel). Notwithstanding this requirement, personal use of our aircraft is considered a perquisite for SEC reporting purposes. Our CEO may occasionally permit other executive officers to use our aircraft, if available, for personal travel. The Committee reviews the total personal usage of our aircraft by all executive officers. Note 7 to the 2010 Summary Compensation Table describes how we calculate incremental cost for personal use of Company aircraft.

Our executive compensation and benefit programs (particularly our equity and retirement arrangements) are complex and have significant tax, legal and financial implications for participants. Our executive officers are eligible to participate in an estate and financial planning program to assist them in achieving the benefit of these programs. This program provides up to $10,000 per year for financial planning and tax preparation, with a carry-forward provision to cover additional costs associated with the development of an estate and long-term financial plan.

Retirement Programs

We maintain retirement plans for our employees, including 401(k) savings plans and profit sharing plans. Our executive officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Savings Plan”) and a tax-qualified Future Service Profit Sharing Plan (the “Profit Sharing Plan”), as well as a benefits restoration plan (the “BRP”). The BRP enables highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan and the Profit Sharing Plan, notwithstanding various limitations imposed on the plans under the Internal Revenue Code (the “Code”).

Our executive officers are also entitled to receive benefits under our defined benefit plans, which are the Masco Corporation Pension Plan, the portion of the BRP applicable to the Masco Corporation Pension Plan, and (other than Mr. Greenwood) a Supplemental Executive Retirement Plan (“SERP”). In 2010, we froze accruals in these plans, as well as in all of our other defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to our executive officers are essentially fixed, although vesting in the frozen accrued benefits has continued. Mr. DeMarie and Mr. Sznewajs will not be fully vested in their frozen SERP benefits unless they continue employment with us over the next 6 and 11 years, respectively, or we have a change in control, as described under “Payments Upon Change in Control.”

Our retirement plans and our frozen defined benefit plans are described in detail in “Retirement Plans” below.

Compensation Practices and Procedures

Our compensation programs are generally broadly-based and applicable to all of our key employees, including our executive officers. These programs are principally developed and administered by our executive officers, with independent oversight, direction and approval by the Committee, which ultimately establishes and is responsible for all compensation policies.

Our executive compensation programs incorporate many best practices, including pay for performance, a compensation mix that is weighed toward long-term incentives, stock ownership requirements for executive officers, prohibition on derivative trading, no employment, change in control or severance agreements with our executive officers, long-term vesting of restricted stock and stock option awards, market analysis of executive compensation relative to peer companies, and a risk analysis and the use of tally sheets by the Committee.

Stock Ownership Requirement

In addition to the annual awards of restricted stock and stock options described above, to further reinforce the alignment of our executive officers’ long-term financial interests with those of stockholders, the Board has established stock ownership guidelines for our executive officers. These guidelines require our executive officers to maintain a substantial investment in our common stock. This investment requirement is designed to ensure that a meaningful amount of each executive’s personal net worth is invested in the Company. Unvested shares of restricted stock count towards achieving the requirement because of their current and potential benefit to the executive officers. The guidelines require stock ownership ranging from a minimum of two times base salary to five times base salary for our CEO. The Committee generally reviews executive officers’ ownership of our common stock annually. As of March 15, 2011, when the closing price of our common stock was $13.69, all of our executive officers met their stock ownership requirement, and their ownership of our common stock ranged from four to twelve times base salary.

Prohibition on Derivative Trading

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative securities relating to our stock, such as put and call options, and certain other arrangements, such as forward sales and short sales, which could have the effect of reducing or neutralizing their investment in our common stock.

Employment Contracts, Change in Control and Severance Arrangements

Our executive officers do not have employment contracts and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or severance contracts. However, if a change in control occurs, regardless of whether an employee’s employment continues or terminates, all outstanding shares of restricted stock and stock options granted to all employees would fully vest, and each of our participating executive officers would receive a lump-sum payment equal to the present value of his accrued benefit under our SERP and the BRP.

After a change in control, executive officers may be considered to have received “golden parachute payments” to the extent the amount received as a result of the change in control exceeds certain thresholds. Under the Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If an employee, including any executive officer, becomes entitled to receive payments that trigger the application of the excise tax, we will make an additional cash payment to make the employee whole for such excise tax. The tally sheet used by the Committee to review executive compensation notes our obligations to the executive officers under these programs in the event of any change in control. See “Payments Upon Change in Control” below.

Executive Retention and Prohibition on Competition

We believe several features of our equity plans improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. Our executive officers generally forfeit unvested awards of restricted stock and stock options when their employment terminates prior to retirement. Executive officers may exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested two years prior to termination.

Comparative Compensation

For each executive officer, the Committee compares the overall competitiveness of total target compensation, as well as each major component of compensation and the mix of components, with executives in comparable positions at our peer companies. We include companies in the peer group that are representative of the types of firms with which we compete for executive talent; a number of the companies operate one or more lines of business that compete with us. We believe we also compete for talent with private equity and other non-public companies, since the core skills and responsibilities required in our executive officers are generally not unique to our industries or markets. Other major factors we use to select companies in the peer group include revenues, net income and market capitalization. Our revenues, net income, and market capitalization are generally within the mid-range of this peer group.

Our peer group includes the following companies:

Danaher Corporation	Newell Rubbermaid Inc.
Dover Corporation	NVR, Inc.
D.R. Horton, Inc.	PulteGroup, Inc.
Emerson Electric Co.	The Ryland Group, Inc.
Fortune Brands, Inc.	The Sherwin-Williams Company
The Home Depot, Inc.	SPX Corporation
Illinois Tool Works Inc.	Stanley, Black & Decker, Inc.
ITT Corporation	Textron Inc.
KB Home	Toll Brothers, Inc.
Lennar Corporation	United Technologies Corporation
Lowe’s Companies, Inc.	3M Company
M.D.C. Holdings, Inc.

Generally, when the Committee considers the competiveness of our total compensation packages of our executive officers to those of our peers, it gives the most weight to information regarding the median level of base salary, target annual cash compensation, and target total compensation. The Committee also reviews the actual compensation paid by the peer companies and considers factors that may have influenced that compensation, such as any contractual compensation commitments, and the peer companies’ corporate financial performance and performance of their publicly traded stock.

Independent Consultant

In establishing compensation packages we use a variety of resources, including publicly available data and generally available compensation surveys. The Committee has exercised its authority to retain its own independent advisors, and since 2003 it has separately engaged Aon Hewitt to provide advice on executive compensation matters. In 2009 and 2010, the Committee consulted Aon Hewitt regarding the use of cash flow as a performance metric in our incentive plan, the restructuring of our retirement plans, the shortening of the vesting schedule of restricted stock awards from ten to five years, the adoption of a new provision in the benefit restoration plan for Company matching 401(k) contributions and the market competitiveness of total compensation packages for our executive officers. In addition to responding to its specific requests, Aon Hewitt meets with the Committee in executive sessions without our executive officers and other members of management, assists the Committee in its review of peer group compensation and advises the Committee on its overall implementation of our compensation objectives.

On an annual basis, we purchase non-customized compensation surveys from Aon Hewitt. In 2010, the cost of these surveys was approximately $13,000. Our executive officers and other members of management have not requested, and do not intend to request, that Aon Hewitt provide additional services to us.

Compensation Risk Evaluation

During 2010, the Committee conducted a risk assessment of our executive compensation programs. The Committee concluded that the programs do not encourage excessive risk taking. While the total compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is through stock-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. The annual cash bonus and stock award programs have established caps in place in line with competitive practice.

Use of Tally Sheets

During 2010, the Committee continued its practice of using a tally sheet that comprehensively summarizes the various components of total compensation for the executive officers and other members of management. The tally sheet, which is prepared by our human resources department and is provided to the Committee early each year, includes base salary, annual performance-based cash bonus, long-term stock incentive compensation, dividends on unvested shares of restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows the Committee to compare an executive officer’s compensation with the compensation of our other executive officers and executives at our peer companies as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by the Committee when assessing pay equity.

Annual Review Process and Role of Executive Officers

We review base salary, annual performance-based cash bonus and restricted stock awards and stock option grants in the first quarter of the year. We believe that determining all four elements of annual compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year performance-based cash bonus and restricted stock awards. This also better enables the Committee to determine the executive officers’ appropriate compensation mix and to align compensation with ongoing talent review and development.

Our talent review and development process is used by the Committee, our CEO and COO as they review all members of management with a view towards succession planning and executive development and assess each manager’s performance. As part of this program, our CEO and COO develop a written assessment of each of the managers who reports to them. The assessment evaluates the manager’s performance, development progress and plans and potential for advancement, and also considers market demand for the manager’s skill set. These assessments are provided to and discussed with the Committee and are considered by the Committee in connection with executive compensation determinations and promotions.

In evaluating Mr. Wadhams, our CEO, and determining his compensation, the Committee considers the factors noted above for other members of management, and also considers the qualities of leadership and responsibility necessary for the chief executive officer position. The Committee also evaluates his relationships with employees, customers and suppliers, and his relationship with the Board of Directors, stockholders and the investment community. Other factors considered by the Committee include Mr. Wadhams’ contribution to our performance and governance, the impact of his leadership on the performance of our executive officers and management team and his reputation for representing us in the community.

When determining compensation to be paid to our executive officers and management team, the Committee receives information, analyses and recommendations from our CEO (with respect to the other executive officers), from our COO (with respect to our management team) and from our Vice President — Human Resources. The Committee gives significant weight to the evaluations by our CEO and our COO. However, the final determination of compensation to be paid to the executive officers, including our CEO, rests solely with the Committee.

Accounting and Tax Treatment

Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to our executive officers, unless this compensation qualifies as “performance-based.” The stock options and, in most situations, cash bonus and grants of restricted stock under the performance-based programs described above, qualify under Section 162(m) and are therefore deductible. The Committee, however, believes it is in our interest to retain flexibility in our compensation programs. Consequently, in some circumstances, we have paid and intend to continue to pay compensation that exceeds the limitation of Section 162(m).

Conclusion

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, particularly in difficult times, and in motivating them to maximize corporate performance and create long-term stockholder value. We believe we have competitive, performance-driven compensation programs that align our executive officers’ interests with the long-terms interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our critical business objectives.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s Proxy Statement.

Mary Ann Van Lokeren, Chairperson
Anthony F. Earley, Jr.
Verne G. Istock
J. Michael Losh

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table reports compensation earned during the past three years by our principal executive officer and principal financial officer (Messrs. Wadhams and Sznewajs, respectively) and three other most highly compensated executive officers (collectively, our “named executive officers”).

2010 Summary Compensation Table

						Change in
						Pension Value
					Non-Equity	and
					Incentive	Non-Qualified
			Stock		Plan	Deferred
			Awards ($)	Option	Compensation	Compensation	All Other
Name and Principal Position	Year(1)	Salary ($)(2)	(3)(4)	Awards ($)(3)	($)(2)(5)	Earnings ($)(6)	Compensation ($)(7)	Total ($)

Timothy Wadhams	2010	$950,769	$2,306,270	$4,324,882	$900,000	$1,437,881	$138,797	$10,058,599
President and Chief	2009	900,000	811,030	1,808,338	2,300,000	5,441,434	82,076	11,342,878
Executive Officer	2008	934,616	1,074,846	3,043,680	-0-	773,169	92,447	5,918,758
John G. Sznewajs	2010	516,673	552,400	768,515	238,500	322,334	52,260	2,450,682
Vice President, Treasurer and	2009	475,000	401,500	321,335	530,000	539,993	33,880	2,301,708
Chief Financial Officer	2008	504,423	404,952	540,850	-0-	146,475	38,947	1,635,647
Donald J. DeMarie, Jr.	2010	783,000	1,284,330	2,072,339	489,000	91,758	127,278	4,847,525
Executive Vice President and	2009	750,000	674,520	866,495	1,285,000	1,656,201	129,171	5,361,387
Chief Operating Officer	2008	774,039	491,112	1,458,430	-0-	293,898	95,862	3,113,341
William T. Anderson	2010	387,577	414,300	371,007	152,100	394,676	39,929	1,759,589
Vice President — Controller	2009	380,000	305,140	155,127	425,000	962,916	27,730	2,255,913
	2008	405,077	338,178	208,880	-0-	372,037	29,535	1,353,707
Charles F. Greenwood	2010	319,096	317,630	323,306	128,700	97,879	58,647	1,245,258
Vice President — Human Resources	2009	285,000	200,750	135,182	320,000	90,252	19,045	1,050,229

(1)	Information is included only for those years in which individuals have served as named executive officers.

(2)	These columns include amounts voluntarily deferred by each named executive officer as salary reductions under our 401(k) Savings Plan.

(3)	Amounts in these columns reflect the aggregate grant date fair value of restricted stock awards or stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

See “Compensation Discussion and Analysis — Equity Compensation: Restricted Stock and Stock Options.” The named executive officers have no assurance that these amounts will be realized. They only realize the value of restricted stock awards over an extended period of time because scheduled vesting of awards occurs pro rata over several years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of our common stock.

(4)	In accordance with SEC requirements, the amounts reported in this column reflect restricted stock awards granted during the year indicated, and accordingly, performance-based awards for 2007 are reflected in the grants of restricted stock made in 2008. No performance-based restricted stock awards for 2008 were granted in 2009. The awards of restricted stock shown for 2009 were the result of a special discretionary award approved by the Organization and Compensation Committee. Performance-based awards of restricted stock for 2009 are reflected in the grants made in 2010.

(5)	This column shows performance-based cash bonuses that were paid based on the attainment of performance targets, as described in the “Compensation Discussion and Analysis.”

(6)	This column shows increases in the sum of year-end pension values. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2010 in the “2010 Pension Plan Table” below) to the comparable amount for the prior year. We calculated the pension values for each of 2008, 2009 and 2010 using the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding fiscal years ended December 31. The named executive officers did not have any above-market earnings under any of the plans in which they participate.

(7)	For 2010, this column includes (i) our total contributions and allocations for the accounts of the named executive officers under the Profit Sharing Plan, the 401(k) Savings Plan and the portions of the BRP applicable to those plans ($73,546 for Mr. Wadhams; $47,500 for Mr. Sznewajs; $63,480 for Mr. DeMarie; $38,758 for Mr. Anderson; and $54,846 for Mr. Greenwood); and (ii) perquisites. The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($65,251 for Mr. Wadhams and $61,474 for Mr. DeMarie). The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositioning of the aircraft. For 2010, perquisites also included auto insurance (for Messrs. Sznewajs, Anderson and Greenwood), which was discontinued mid-year, and financial planning (for Messrs. DeMarie, Anderson and Greenwood).

Grants of Plan-Based Awards

The following table sets forth information concerning the potential payouts that were available to our named executive officers under our 2010 performance-based cash bonus opportunity, and actual grants of restricted stock and stock options we made in 2010 to our named executive officers under the Long Term Incentive Plan.

2010 Grants of Plan-Based Awards

						All Other
					All Other	Option
					Stock	Awards:
					Awards:	Number of	Exercise or	Grant Date
					Number of	Securities	Base Price	Fair Value
		Estimated Future Payouts Under			Shares of	Underlying	of Option	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Options or	Awards	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Units(2)	Units(3)	(($) Per Share)	Awards ($)(4)

Timothy Wadhams	n/a	$600,000	$1,500,000	$3,000,000
	2/12/2010				167,000			$2,306,270
	2/12/2010					816,000	$13.81	4,324,882
John G. Sznewajs	n/a	159,000	397,500	795,000
	2/12/2010				40,000			552,400
	2/12/2010					145,000	13.81	768,515
Donald J. DeMarie, Jr.	n/a	326,000	815,000	1,630,000
	2/12/2010				93,000			1,284,330
	2/12/2010					391,000	13.81	2,072,339
William T. Anderson	n/a	101,400	253,500	507,000
	2/12/2010				30,000			414,300
	2/12/2010					70,000	13.81	371,007
Charles F. Greenwood	n/a	85,800	214,500	429,000
	2/12/2010				23,000			317,630
	2/12/2010					61,000	13.81	323,306

(1)	The amounts shown reflect the threshold, target and maximum payouts under the 2010 performance-based cash bonus opportunity described in the “Compensation Discussion and Analysis.” Cash bonus amounts actually paid under this program are set forth in the “2010 Summary Compensation Table” above.

(2)	The amounts shown reflect the number of shares of restricted stock granted in 2010 under the 2009 performance-based restricted stock award opportunity. See “Compensation Principles, Objectives and Components — Equity Compensation: Restricted Stock and Stock Options” above.

(3)	The amounts shown reflect the number of stock options granted in 2010.

(4)	The grant date fair value shown in this column is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

The “Compensation Discussion and Analysis” describes our performance-based cash bonuses and stock awards, performance targets, and grants of stock options, including the proportion of variable compensation to total compensation. Restricted stock awards granted in February 2010 vest in equal annual installments of 20% over a period of five years. The stock options granted in 2010 vest in five equal annual installments commencing on the first anniversary of the date of grant and remain exercisable until ten years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows, for each named executive officer as of December 31, 2010, (i) each stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of unvested shares of restricted stock based on the closing price of our common stock on December 31, 2010 ($12.66 per share). The value each named executive officer will realize when his restricted shares vest will depend on the value of our common stock on the vesting date.

2010 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)

Timothy Wadhams							490,565	$6,210,553
	10/09/2001		60,000	—	$20.75	01/14/2011
	12/10/2002		57,600	—	19.50	12/10/2012
	10/29/2003		75,000	—	27.50	10/29/2013
	01/14/2004		30,000	—	26.50	01/14/2014
	07/29/2004		75,000	—	30.00	07/29/2014
	09/24/2004	(3)	35,730	—	34.12	01/14/2011
	09/24/2004	(3)	8,229	—	34.12	12/10/2012
	05/09/2005		85,000	—	30.75	05/09/2015
	07/26/2006		68,000	17,000	26.60	07/26/2016
	05/24/2007		51,000	34,000	30.40	05/24/2017
	06/02/2007		240,000	160,000	30.16	06/02/2017
	05/12/2008		326,400	489,600	18.58	05/12/2018
	02/09/2009		163,200	652,800	8.03	02/09/2019
	02/12/2010		—	816,000	13.81	02/12/2020
John G. Sznewajs							149,154	$1,888,290
	12/10/2002		9,540	—	$19.50	12/10/2012
	10/29/2003		29,000	—	27.50	10/29/2013
	10/29/2003		25,000	—	27.50	10/29/2013
	12/12/2003	(3)	2,207	—	28.10	12/10/2012
	07/29/2004		33,000	—	30.00	07/29/2014
	05/09/2005		33,000	—	30.75	05/09/2015
	06/30/2005	(3)	1,952	—	31.76	12/10/2012
	07/28/2005		20,000	—	34.40	07/28/2015
	07/26/2006		32,000	8,000	26.60	07/26/2016
	05/24/2007		24,000	16,000	30.40	05/24/2017
	06/02/2007		42,000	28,000	30.16	06/02/2017
	05/12/2008		58,000	87,000	18.58	05/12/2018
	02/09/2009		29,000	116,000	8.03	02/09/2019
	02/12/2010		—	145,000	13.81	02/12/2020
Donald J. DeMarie, Jr.							347,062	$4,393,805
	12/10/2002		6,160	—	$19.50	12/10/2012
	05/13/2003		16,000	—	23.00	05/13/2013
	10/29/2003		48,000	—	27.50	10/29/2013
	07/29/2004		54,000	—	30.00	07/29/2014
	05/09/2005		54,000	—	30.75	05/09/2015
	07/26/2006		43,200	10,800	26.60	07/26/2016
	05/24/2007		32,400	21,600	30.40	05/24/2017
	06/02/2007		90,000	60,000	30.16	06/02/2017
	12/04/2007		90,000	60,000	21.57	12/04/2017
	05/12/2008		156,400	234,600	18.58	05/12/2018
	02/09/2009		78,200	312,800	8.03	02/09/2019
	02/12/2010		—	391,000	13.81	02/12/2020

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)

William T. Anderson							110,689	$1,401,323
	02/13/2002		30,000	—	$26.02	02/13/2012
	12/10/2002		16,560	—	19.50	12/10/2012
	10/29/2003		30,000	—	27.50	10/29/2013
	07/29/2004		33,000	—	30.00	07/29/2014
	11/11/2004	(3)	2,815	—	35.60	12/10/2012
	05/09/2005		33,000	—	30.75	05/09/2015
	05/09/2005		7,000	—	30.75	05/09/2015
	09/06/2005	(3)	2,516	—	31.00	12/10/2012
	07/26/2006		26,400	6,600	26.60	07/26/2016
	05/24/2007		19,800	13,200	30.40	05/24/2017
	06/02/2007		12,000	8,000	30.16	06/02/2017
	05/12/2008		22,400	33,600	18.58	05/12/2018
	02/09/2009		14,000	56,000	8.03	02/09/2019
	02/12/2010		—	70,000	13.81	02/12/2020
Charles F. Greenwood							69,468	$879,465
	12/10/2002		3,080	—	$19.50	12/10/2012
	10/29/2003		12,000	—	27.50	10/29/2013
	02/27/2004	(3)	2,145	—	28.00	12/10/2012
	07/29/2004		12,000	—	30.00	07/29/2014
	05/09/2005		12,500	—	30.75	05/09/2015
	01/03/2006	(3)	3,884	—	30.92	12/10/2012
	07/26/2006		11,200	2,800	26.60	07/26/2016
	05/03/2007	(3)	2,002	—	30.00	12/10/2012
	05/07/2007		12,000	8,000	30.71	05/07/2017
	05/24/2007		21,600	14,400	30.40	05/24/2017
	05/12/2008		24,400	36,600	18.58	05/12/2018
	02/09/2009		12,200	48,800	8.03	02/09/2019
	02/12/2010		—	61,000	13.81	02/12/2020

(1)	Stock options (other than restoration options; see Note 3) vest in equal annual installments of 20% commencing in the year following the year of grant.

(2)	Restricted stock awards granted in February 2010 and after vest in equal annual installments of 20%. Restricted stock awards made prior to February 2010 vest in equal annual installments of 10%; however, the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70.

(3)	These stock options are restoration options, which are exercisable in full six months and one day after the grant date. The granting of restoration options was permitted under the 1991 Plan but has been discontinued under the 2005 Plan, other than restoration options resulting from the exercise of outstanding options awarded under the 1991 Plan. Restoration options are granted when a participant exercises an eligible option and pays the exercise price fully or in part by delivering shares of our common stock. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original option. The exercise price of the restoration option is the fair market value of our common stock on the date of its grant (which is the date the underlying option is exercised).

Option Exercises and Stock Vested

The following table shows the number of shares acquired, and the value realized by each of our named executive officers during 2010, in connection with the vesting of restricted stock previously awarded to them. No stock options were exercised by these individuals in 2010.

2010 Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Restricted Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	on Vesting ($)

Timothy Wadhams	—	—	52,906	$707,817
John G. Sznewajs	—	—	17,407	234,604
Donald J. DeMarie, Jr.	—	—	38,273	486,195
William T. Anderson	—	—	12,701	180,816
Charles F. Greenwood	—	—	7,127	101,377

Retirement Plans

We maintain retirement plans for our employees, including the 401(k) Savings Plan and the Profit Sharing Plan, which our named executive officers participate in. The portion of our BRP applicable to these plans enables highly-compensated employees to obtain the full financial benefits of these plans, notwithstanding various limitations imposed on the plans under the Code. We match employee contributions to the 401(k) Savings Plan of 100% of the first 4% of an employee’s compensation deferred into the plan.

We also maintain the Masco Corporation Pension Plan, which is a tax-qualified defined benefit plan (the “Pension Plan”), a portion of the BRP applicable to the Pension Plan for highly compensated employees, and the SERP, which is a non-qualified defined benefit plan maintained for some of our executive officers, including the named executive officers (other than Mr. Greenwood). Effective January 1, 2010, substantially all of our defined benefit pension plans, including the Pension Plan, the portion of the BRP applicable to the Pension Plan, and the SERP, were frozen for any additional benefit accruals (although vesting of benefits continues for Messrs. DeMarie and Sznewajs). Consequently, the pension benefits ultimately payable to our named executive officers under our defined benefit pension plans are essentially fixed.

Qualified and Non-Qualified Defined Contribution Plans

We maintain the Profit Sharing Plan for many of our U.S. employees, including our named executive officers. Our contributions are tied to the earnings component of the incentive schedule used to award performance-based cash bonuses and restricted stock to our employees. The Organization and Compensation Committee has established our maximum contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus) if we achieve the maximum performance level under the incentive schedule. Employees become 100% vested in their profit sharing amounts after completing three years of employment with us.

Under the BRP, we make allocations for highly compensated employees, including the named executive officers, reflecting 401(k) Savings Plan employer match and Profit Sharing Plan contribution amounts on the portion of annual earnings (or maximum benefits) that exceed the Code’s limitations, together with amounts reflecting pro-forma earnings (or loss) on prior years’ allocations. Because the BRP is not a tax-qualified plan, these allocations are maintained in book entry form in a Company account in each participant’s name and are not funded. The pro-forma earnings are posted to the BRP book entry accounts based on the performance reported by the several mutual fund offerings as directed by the participant. Following a participant’s termination of employment, the BRP is paid by us in a lump sum. Distributions from the Profit Sharing Plan are made through a trust and may be paid in a lump sum or in installments. The Profit Sharing Plan also permits distributions after a participant reaches age 59 1/2 and prior to termination of employment.

The following table shows, for each named executive officer, (A) the amount of the book entry allocation to his BRP account made by us for 2010, (B) the amount of pro-forma earnings posted to his account in 2010, (C) the aggregate amount of all withdrawals, distributions, or segregations from his account during 2010, and (D) the account’s ending balance at December 31, 2010.

2010 Non-Qualified Deferred Compensation
(Defined Contribution Portion of the Benefits Restoration Plan)

	A	B	C	D
	Masco	Aggregate	Aggregate	Aggregate Balance
	Allocations	Earnings	Withdrawals/	at December 31,
Name	for 2010 ($)(1)	in 2010 ($)	Distributions ($)	2010 ($)(2)

Timothy Wadhams	$49,046	$29,540	—	$347,546
John G. Sznewajs	23,000	9,767	—	81,855
Donald J. DeMarie, Jr.	38,980	16,904	$103,690 *	112,306
William T. Anderson	14,258	10,543	—	86,136
Charles F. Greenwood	30,346	1,006	—	12,011

*	Segregated to alternate payee’s account

(1)	Amounts in this column are included in “All Other Compensation” in the 2010 Summary Compensation Table.

(2)	The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2008 and 2009: $49,323 in 2008 and $45,850 in 2009 for Mr. Wadhams; $21,027 in 2008 and $16,100 in 2009 for Mr. Sznewajs; $38,924 in 2008 and $35,350 in 2009 for Mr. DeMarie; $12,255 in 2008 and $9,450 in 2009 for Mr. Anderson; and $2,800 in 2009 for Mr. Greenwood.

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our named executive officers, other than the 401(k) Savings Plan to which participants, but not the Company, were able to make pre-tax contributions through December 31, 2009. Effective January 1, 2010, this plan was amended to provide for our before-tax matching contribution of 100% of the first 4% of compensation contributed by an employee, and the BRP was amended to provide for our supplemental matching contributions (according to the same matching formula as in the 401(k) Savings Plan, and limited to an aggregate of $16,500 in 2010) to restore benefits to highly-compensated employees that would otherwise be limited under the Code.

Qualified and Non-Qualified Defined Benefit Pension Plans

Masco Corporation Pension Plan

The Pension Plan and the portion of the BRP applicable to the Pension Plan provide that at normal retirement age (65), participants receive an annual payment for the remainder of their life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan. Other than Messrs. DeMarie and Sznewajs, who are younger than 55, each of the named executive officers is eligible for a reduced early retirement benefit. If a participant retires at age 55, his or her benefit would be reduced by one-half; if he or she retired at age 60, the benefit would be reduced by one-third. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP is 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Benefits payable under the Pension Plan and the portion of the BRP applicable to the Pension Plan were frozen as of January 1, 2010.

Supplemental Executive Retirement Plan

Our named executive officers (other than Mr. Greenwood) are participants in the SERP. SERP participants receive an annual payment for life of an amount up to 60% of the average of their highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are offset by amounts payable under the Pension Plan and Profit Sharing

Plan, and the portions of the BRP applicable to those plans, as well as by retirement benefits payable to the SERP participant by other employers. Benefits under the SERP are not payable in a lump sum, other than in the case of a change in control or alternate change in control, as described below.

The maximum benefit under the SERP accrues after 15 years, limited to service accrued at January 1, 2010. When the SERP was frozen on January 1, 2010, Messrs. Wadhams and Anderson were each fully accrued and vested in his benefit and Messrs. DeMarie and Sznewajs’ accruals of 56% and 52%, respectively, were frozen and each is now 50% vested.

Generally, participants who have more than five years’ service with us and who terminate their employment at age 50 would be vested in 50% of their accrued SERP benefits, increasing 10% for each year so that the SERP benefit would be 100% vested if the executive officer terminated at age 55, but SERP benefits are not payable to a terminated participant until the participant is age 65, provided no change in control or alternate change in control (as described below in “Payments Upon Change in Control”) has occurred. Participants must refrain from activities negatively impacting our business following termination of employment in order to continue to receive SERP benefits.

The SERP provides a disability benefit for participants who have been employed by us at least two years and who become disabled. The disability benefit is paid until the earlier to occur of death, recovery from disability or age 65, is offset by payments from long-term disability insurance we have paid for, and is equal to 60% of the participant’s annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three year average compensation as of January 1, 2010.

Under the SERP, participants and their spouses may also receive discretionary medical benefits.

A change in control or alternate change in control accelerates full vesting, may accelerate the payment of benefits (calculated on a present value basis), and may result in payment of an amount for any related excise taxes, as discussed below under “Payments Upon Change in Control.”

The present value of SERP payments to be made to our participating named executive officers is set forth in the “2010 Pension Plan Table.” A surviving spouse will receive reduced benefits.

Pension Plan Table

The 2010 Pension Plan Table below shows the estimated present values on December 31, 2010 of accumulated benefits for each of our named executive officers under the Pension Plan, the defined benefit portion of the BRP, and (other than Mr. Greenwood) the SERP. These plans were frozen as of January 1, 2010. As described above, amounts payable under the SERP are offset by amounts payable under the Pension Plan and the defined benefit portion of the BRP, and the SERP amounts shown in the table below reflect these offsets. The amounts for the SERP have also been reduced by the December 31, 2009 benefits under the Profit Sharing Plan and defined contribution portion of the BRP, and by the estimated amounts payable by prior employers, as described above, but these offsets are not separately shown.

2010 Pension Plan Table

		Number of Years	Present Value of
		Credited Service	Accumulated
Name	Plan Name	(#)(1)	Benefits ($)(2)

Timothy Wadhams	Pension Plan	30	$290,638
	Defined Benefit Portion — BRP	30	2,079,748
	SERP	15	10,199,234
John G. Sznewajs	Pension Plan	13	134,371
	Defined Benefit Portion — BRP	13	121,723
	SERP	13	1,298,028
Donald J. DeMarie, Jr.	Pension Plan	10	126,501
	Defined Benefit Portion — BRP	10	237,544
	SERP	14	3,004,594

		Number of Years	Present Value of
		Credited Service	Accumulated
Name	Plan Name	(#)(1)	Benefits ($)(2)

William T. Anderson	Pension Plan	30	359,761
	Defined Benefit Portion — BRP	30	480,807
	SERP	15	2,790,495
Charles F. Greenwood	Pension Plan	17	467,052
	Defined Benefit Portion — BRP	17	64,479

(1)	Reflects credited service through January 1, 2010 for years of employment with us, our subsidiaries or certain of our prior affiliates and their subsidiaries. Credited service under the SERP includes service through January 1, 2010 only with us and businesses in which we had a 50% or greater interest. Mr. DeMarie was employed for four years in one of our businesses that did not provide coverage under the Pension Plan or the BRP. Mr. Wadhams was employed by us for eight years and by a prior affiliate for 17 years before returning to us in 2001. When Mr. Wadhams rejoined us in 2001, we agreed to credit him with full vesting in the maximum 60% benefit in the SERP and to guarantee his retiree medical benefits from a prior employer. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)	Amounts in this column were calculated as of December 31, 2010 using the normal form of benefit payable under each plan using (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K. Although SEC disclosure rules require a present value calculation, none of these plans (other than the SERP and the BRP, in the event of a change in control or alternate change in control) provides benefits in a lump sum.

Payments Upon Change in Control

We do not have employment agreements or change in control agreements with any of our named executive officers. If we had a change in control, our named executive officers could receive lump-sum payments of benefits under the SERP (other than Mr. Greenwood) and the BRP that otherwise would be paid over time. Additionally, these two plans and the Long Term Incentive Plan provide that all participants, including the named executive officers, could receive accelerated vesting and gross-up in the case of imposition of excise tax upon a change in control. Upon a change in control, Messrs. DeMarie and Sznewajs’ frozen SERP accruals of 56% and 52%, respectively, would each become fully vested. None of these plans provides for additional accrual of benefits in the case of change in control or alternate change in control.

A “change in control” under the SERP and the BRP occurs if, during any 24 month period (or, for an “alternate change in control,” any 12 month period), the individuals who were incumbent Directors at the beginning of the period cease for any reason to be a majority of the Board of Directors. Individuals who became Directors after the beginning of the period with the approval of at least two-thirds (or a majority for an “alternate change in control”) of the incumbent Directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become Directors within one year after unauthorized tender offers for, or acquisitions of, 25% (or 30% for an “alternate change in control”) or more of the combined voting power of all of our outstanding voting securities or, in the case of the Long Term Incentive Plan, as a result of actual or threatened election contests not by or on behalf of the Board. The definition of “change in control” under the Long Term Incentive Plan is identical to the definition of this term in the SERP and BRP.

The following table sets forth the values of all payments assuming a change in control or alternate change in control had occurred on December 31, 2010.

Payments Upon a Change in Control

			SERP and BRP		Excise Tax
	Cash	Equity	Payments	Perquisites	Reimbursement	Other	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)	($)

Timothy Wadhams	—	$9,233,017	$14,349,170	—	$1,947,625	—	$25,529,812
John G. Sznewajs	—	2,425,370	2,053,187	—	—	—	4,478,557
Donald J. DeMarie, Jr.	—	5,842,069	4,175,501	—	1,819,797	—	11,837,367
William T. Anderson	—	1,660,603	3,788,841	—	—	—	5,449,444
Charles F. Greenwood	—	1,105,409	83,843	—	—	—	1,189,252

(1)	A change in control would trigger vesting of unvested restricted stock and stock option awards. The incremental values for vestings of restricted stock for a change in control on December 31, 2010 are shown in the last column of the “2010 Outstanding Equity Awards at Fiscal-Year-End” table. The incremental values for vesting of stock options, based on our closing stock price of $12.66 on December 31, 2010, would have been $3,022,464 for Mr. Wadhams; $537,080 for Mr. Sznewajs; $1,448,264 for Mr. DeMarie; $259,280 for Mr. Anderson; and $225,944 for Mr. Greenwood.

(2)	Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control or alternate change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table). If a change in control occurs that does not meet the narrower “alternate change in control” definition, lesser lump sum values (reflecting the portion of benefits not subject to Code Section 409A) would have been payable, and the portion of benefits subject to Section 409A would not be paid in a lump sum but would be paid over time, as if such event had not occurred. Prior to 2008 the BRP had no change in control provision; it was amended to provide that any change in control would result in funding a trust, but the indicated lump sum benefits would be payable only upon the occurrence of an “alternate change in control,” whereas in the case of the more broadly-defined “change in control,” benefits would not be paid in a lump sum, but would be paid over time, as if such event had not occurred.

Payments Upon Retirement, Termination, Disability or Death

Retirement Plans and Long Term Disability Policy

Upon retirement at or after age 65, or if voluntary or involuntary termination of employment had occurred on December 31, 2010, all of our named executive officers would be fully vested in the present value of accumulated benefits shown in the last column of the “2010 Pension Plan Table,” as well as the amounts in column D in the “2010 Non-Qualified Deferred Compensation Plan” table, and benefits would become payable under the plans, as described above. In the case of voluntary or involuntary termination of employment, however, the amounts payable to Messrs. DeMarie and Sznewajs under the SERP, as shown in the Pension Plan Table, would have been reduced to their vested benefit of 50%. The values shown in the Pension Plan Table would be paid on a monthly basis and not as lump sum payments. All payments referred to above would be made by us, other than payments from the trust established pursuant to the Pension Plan.

If disability had terminated employment of any of our named executive officers on December 31, 2010, under our long-term disability plan he would receive a maximum benefit of $144,000 per year, payable from our long-term disability insurance policy. In addition, each named executive officer would have received the SERP disability benefit described above under “Supplemental Executive Retirement Plan” (other than Mr. Greenwood), plus a BRP disability benefit with respect to the underlying Pension Plan which, after reduction by the insured long-term disability benefit, would have resulted in a SERP and BRP (BRP only in the case of Mr. Greenwood) disability benefit with a present value of $14,007,557 for Mr. Wadhams; $5,580,967 for Mr. Sznewajs; $8,017,191 for Mr. DeMarie; $3,230,118 for Mr. Anderson and $68,437 for Mr. Greenwood. The disability benefit would terminate upon the earlier of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective.

Discretionary medical benefits under the SERP, assuming the participant retired at age 65, became disabled, or terminated employment with at least an 80% vested SERP benefit, would have a present value on December 31, 2010 of $520,463 for Mr. Wadhams; $252,231 for Mr. Sznewajs; $139,245 for Mr. DeMarie; and $531,313 for Mr. Anderson.

When our named executive officers die, their surviving spouses will receive an annual pension benefit. The benefit is equal to (i) amounts payable under our Pension Plan and the portion of the BRP applicable to the Pension Plan (actuarially adjusted for any optional coverage effective under these plans), plus (ii) distributions from the Profit Sharing Plan and the portion of the BRP applicable to the Profit Sharing Plan (amounts described in (i) and (ii) are, collectively, the “offsets”), plus (iii) 45% (39% for Mr. Sznewajs) of the named executive officer’s SERP benefit, reduced by the offsets. If a named executive officer has no surviving spouse, his beneficiary (if applicable) would receive the amounts described in (i) and (ii) above. The present value on December 31, 2010 of payments that we would have made if a named executive officer had died on that date was: $10,614,698 for Mr. Wadhams; $4,799,391 for Mr. Sznewajs; $112,306 for Mr. DeMarie; $2,801,320 for Mr. Anderson; and $42,918 for Mr. Greenwood.

Equity Plans

Absent an agreement for post-termination extended vesting, voluntary or involuntary termination of employment would result in forfeiture to us of all of a named executive officer’s unvested restricted stock awards and unvested stock options. Vested stock options remain exercisable for 30 days, in the case of voluntary termination, or three months, in the case of involuntary termination, but not beyond the originally-specified exercise period. Vested options exercisable on December 31, 2010 are shown in the second column of the “2010 Outstanding Equity Awards at Fiscal Year End” table. We retain the right to terminate unexercised options that vested within two years prior to termination and to recover the after-tax proceeds for exercises of options that vested within two years prior to termination.

In the case of disability or death, whether before or after normal retirement date, all restrictions on restricted shares would lapse. Disability or death would cause all unvested stock options to become exercisable; in the case of disability, for the maximum period of time allowed under the original awards, and in the case of death, for up to a year, but not beyond any originally-specified exercise period. If death or disability had occurred on December 31, 2010, the number of restricted shares and stock options that would have vested are shown in the “2010 Outstanding Equity Awards at Fiscal Year-End” table.

By design, our restricted stock and stock option awards do not vest upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period (see “Compensation Principles, Objectives and Components — Equity Compensation: Restricted Stock and Stock Options” above).

Other Arrangements

As noted above in the “Compensation Discussion and Analysis,” it is our general policy not to enter into employment or severance contracts. On an individually-negotiated basis we may enter into severance arrangements or arrangements for a named executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board of Directors adopted a written policy that requires the Board or a committee comprised of independent Directors to approve or ratify any transaction involving the Company in which any Director, Director nominee, executive officer, 5% beneficial owner or any of their immediate family members has a direct or indirect material interest. This policy covers financial transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness, as well as transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest. The policy requires Directors, Director nominees and executive officers to provide prompt written notice to the Secretary of any related transaction so it can be reviewed by the Corporate Governance and Nominating Committee to determine whether the related person has a direct or indirect material interest. If the Committee determines this is the case, the Committee considers all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. The Committee annually reviews previously-approved related transactions to determine whether the transactions should continue.

These procedures have been followed in connection with the review of the transactions described below. There have been no transactions since January 1, 2010 required to be described in this Proxy Statement that were not subject to review, approval or ratification in accordance with this policy.

In 2010, Mr. Manoogian and two charitable foundations established by him and by his father, Mr. Alex Manoogian, who founded Masco, reimbursed us an aggregate of $205,000 in cash for the value of administrative assistance we provided to them. Mr. Manoogian has continued to lend a significant number of his personal artworks to us at our headquarters, but this arrangement is at no charge to us and with no reimbursement to Mr. Manoogian for insurance, restoration and the other costs he personally incurs with respect to the artworks on loan.

PROPOSAL 2:

ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2) as disclosed in this Proxy Statement. We believe the structure of our executive compensation programs promotes our business objectives and serves to motivate, attract and retain executive talent.

As discussed in the “Compensation Discussion and Analysis,” our compensation programs reward our executive officers to a significant degree based on our performance. In 2010, we did not attain our earnings per share target that represented one-half of the formula for our performance-based cash bonus and restricted stock opportunities. As a result, performance-based cash bonuses and restricted stock awards earned by our executive officers declined approximately 60%, and their total direct compensation declined almost 30%, compared to 2009.

Our compensation practices are designed to align our executive officers’ interests with the long-term interest of our stockholders. Accordingly:

•	in 2010, 75% of our CEO’s total target compensation (defined as annual base salary, target cash bonus opportunity and target restricted stock opportunity) was comprised of performance-based target cash bonus and restricted stock opportunities;

•	cash bonuses and restricted stock awards under our incentive programs are each capped at 200% of the executive officer’s target bonus or stock award opportunity;

•	the value of stock options is directly tied to our future performance;

•	the five-year vesting schedule for grants of restricted stock and stock options assures that the value actually realized by an executive officer will be dependent on our future performance; and

•	variable elements comprise the largest portion of an executive officer’s potential annual compensation.

Our Organization and Compensation Committee periodically reviews our executive compensation programs and compares each executive officer’s total compensation, as well as each major component and the mix of components, with our peer companies, giving weight to the information regarding the median level of base salary for executives in similar positions at our peer companies. Additionally, our Organization and Compensation Committee uses tally sheets and analyzes risk in setting executive compensation.

Our executive compensation programs incorporate many other best practices, as follows:

•	our executive officers’ stock ownership requirements align their long-term interests with those of our stockholders;

•	we provide limited perquisites to our executive officers;

•	we have no employment agreements, change in control agreements or severance agreements with our executive officers;

•	we prohibit derivative trading in our stock; and

•	our equity plan prohibits the repricing of options.

We are seeking stockholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved.

Although the vote on this proposal is advisory and nonbinding, the Organization and Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

The Board of Directors recommends a vote FOR the resolution providing an advisory approval of the compensation paid to our named executive officers.

PROPOSAL 3:

ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are also seeking your input with respect to the frequency of future stockholder advisory votes on compensation paid to our named executive officers. In particular, we are asking whether the advisory vote that is the subject of Proposal 2 should occur every 1, 2 or 3 years.

The Board of Directors believes at this time that an annual advisory vote on the compensation of our named executive officers is appropriate. An annual advisory vote will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a current and consistent basis. We also believe that an annual advisory vote will provide the Organization and Compensation Committee and the Board of Directors with more direct input from stockholders on our executive compensation policies, practices and procedures.

When voting on this Proposal you will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every 1, 2 or 3 years, or to abstain entirely from voting on the matter. If a frequency (1, 2 or 3 years) receives a majority of the votes cast by shares entitled to vote thereon, it will be deemed to be the frequency of the advisory vote on the compensation of our named executive officers recommended by stockholders. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the selection of frequency on the outcome.

The vote on this proposal is advisory and is not binding; however, the Board will carefully consider the voting results when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years.

The Board of Directors recommends a vote for 1 YEAR for the frequency of the non-binding advisory vote on the Company’s compensation of our named executive officers.

PROPOSAL 4:

RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for 2011, and believes it appropriate to submit its selection for ratification by stockholders.

PricewaterhouseCoopers LLP has acted as our independent auditors for over 49 years. PricewaterhouseCoopers LLP has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for us. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2011.

PRICEWATERHOUSECOOPERS LLP FEES

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2010 and 2009 were (in millions):

	2010	2009

Audit Fees	$9.1	$10.4
Audit-Related Fees	.3	.8
Tax Fees	1.9	1.6
All Other Fees	*	*

Total	$11.3	$12.8

*	Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2010 and 2009 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal control over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents we filed with the SEC.

The Audit-Related Fees for services rendered during the years ended December 31, 2010 and 2009 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions, and consultations concerning the assessment of internal control over financial reporting.

Tax Fees for services rendered during the years ended December 31, 2010 and 2009 were for services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered during the years ended December 31, 2010 and 2009 were for miscellaneous services rendered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2010 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2010 were under the de minimis exception to pre-approval contained in applicable SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of our common stock, to file reports of their ownership of our common stock and changes in their ownership with the SEC and the NYSE, and to furnish us with copies of these reports. Based solely on our review of copies of the reports that we received or written representations from our executive officers and Directors that they were not required to file Form 5 ownership reports, we believe that each person who was a Director, officer or beneficial owner of more than ten percent of our common stock at any time during 2010 met all applicable filing requirements during 2010.

2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals to be included in Masco’s Proxy Statement and Proxy relating to the 2012 Annual Meeting of Stockholders must provide written notice of their intent to our Secretary at the address stated in the Notice of Annual Meeting of Stockholders on or before December 3, 2011.

If a stockholder intends to bring a matter before next year’s meeting, other than by timely submitting a proposal to be included in our Proxy Statement, we must receive notice in accordance with our Bylaws. The Bylaws provide that, to be timely, our Secretary, Gregory D. Wittrock, must receive notice at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 11, 2012 and no later than February 10, 2012. For each matter a stockholder intends to bring before the meeting, our Bylaws state that the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder’s name and address as it appears in our records; the number of shares of our common stock owned by the stockholder; a representation that the stockholder is a holder of record of stock of Masco entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the outstanding Masco common stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

Stockholders wishing to nominate Director candidates for election to the Board at the 2012 Annual Meeting of Stockholders must submit the following information as set forth in our charter no later than February 16, 2012 to Gregory D. Wittrock, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180: the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; a representation that the stockholder is a holder of record of common stock of Masco entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as a Director of Masco if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Director’s acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information reasonably requested by us.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

We have been notified that certain intermediaries will utilize this procedure for our Proxy materials and the 2010 Annual Report. Therefore, only one Proxy Statement and Annual Report may have been delivered to your address if multiple stockholders share a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Proxy Statement and Annual Report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly deliver a separate copy of the Proxy Statement for the 2011 Annual Meeting or 2010 Annual Report upon oral request to our Investor Relations Department at (313) 274-7400, written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or e-mail request to webmaster@mascohq.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies named in the enclosed Proxy will have discretionary authority to vote the shares represented by the Proxy in their discretion with respect to such matters.

By Order of the Board of Directors

Gregory D. Wittrock
Secretary

Taylor, Michigan
March 31, 2011

Masco Corporation
Annual Meeting of Stockholders
at Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

From Downtown Detroit (East)

•	Take I-94 west to the Pelham Road exit.
•	Turn right onto Pelham Road and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate offices.

From Metro Airport (West)

•	Take I-94 east to the Pelham Road exit.
•	Turn left onto Pelham and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate offices.

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
•	Stay on the service drive and proceed to Van Born Road.
•	Bear right onto Van Born Road and proceed to the corporate offices.

From Toledo (South)

•	Take I-75 north to the Telegraph Road north exit.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate offices.

MASCO CORPORATION 21001 VAN BORN ROAD TAYLOR, MI 48180
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 9, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 9, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M33292-P07375	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

MASCO CORPORATION

The Board of Directors recommends you vote
FOR the following proposals:

1.	Election of Directors	For	Against	Abstain

	1a. Verne G. Istock	☐	☐	☐
	1b. J. Michael Losh	☐	☐	☐
	1c. Timothy Wadhams	☐	☐	☐

			For	Against	Abstain
2.
To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.
			☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To recommend, by non-binding advisory vote, the frequency of the non-binding advisory votes on the Company’s executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2011.		☐	☐	☐

NOTE: In their discretion, upon such other matters that may come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33292-P07375

MASCO CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2011
The undersigned stockholder(s) hereby appoint(s) Timothy Wadhams and Gregory D. Wittrock, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 10, 2011, at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement thereof, and to vote in his discretion on any other matters that may come before the meeting or any adjournments or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” AS THE FREQUENCY ON PROPOSAL 3.
This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 10, 2011 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side